Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Post-Effective Amendment No. 4 to Form S-11 on Form S-3 (No. 333-119265) of Corporate Property Associates 16 — Global Incorporated of our report dated March 26, 2010, except with respect to our opinion insofar as it relates to the effects of the discontinued operations as discussed in Notes 2, 10, 11, 17, 18 and 20, as to which the date is January 4, 2011, relating to the financial statements and financial statement schedule, which appears in this Current Report on Form 8-K dated January 4, 2011.
/s/ PricewaterhouseCoopers LLP
New York, NY
January 4, 2011